Exhibit 99.1
NOG Provides Third Quarter Update

Acquires Core Uinta Basin Royalty and Minerals Bolt-on with Significant Inventory; Executes on Additional Ground Game; Well Performance Driving Increased Production Guidance

MINNEAPOLIS—(BUSINESS WIRE)—Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG” or the “Company”) today provided an update on a number of business matters, including a recent bolt-on acquisition, an update on ground game transactions, capital expenditure and production guidance and other third quarter information.

UINTA ROYALTY AND MINERAL ACQUISITION HIGHLIGHTS
•$98.3 million initial closing settlement for non-budgeted bolt-on acquisition of producing royalty and mineral interests with significant undeveloped inventory in Duchesne and Uintah Counties
•Substantially all of the assets reside under NOG’s existing Uinta footprint, operated by SM Energy
•~1,000 net royalty acres (~8,000 royalty acres standardized to 1/8th royalty) with significant inventory of over 400 gross locations
•Average net revenue interest of ~1.3% on an 8/8ths basis across all acquired spacing units; transaction increases NOG’s average effective NRI from ~80% to ~87% covering the entirety of NOG’s Uinta position
•Forward one-year unhedged cash flow from operations expected to be approximately $14 million at recent strip pricing, representing a free cash flow yield of approximately 14%
•Transaction expected to be accretive to key financial metrics, including earnings per share, free cash flow and cash flow per share over a multi-year period

GROUND GAME ACQUISITIONS
•Significant ground game success in the third quarter across NOG’s entire platform, including the Williston, Permian, Uinta and Appalachian Basins
•Completes $59.8 million in acquisition costs inclusive of associated ground game development across 22 ground game transactions and three trades
•Ground game transactions add ~2,500 net acres and 5.8 net wells
•Executed multiple trades and signed a joint development agreement covering seven spacing units in the Williston Basin

BUSINESS UPDATE AND GUIDANCE
•Better than expected well performance across all four active basins
•Modest increase in D&C list in the third quarter helping to build low-breakeven momentum into year-end
•Total production expected to be 131 MBoe/d in the third quarter, with oil representing over 55%
•Increasing annual production guidance to 75,000 – 76,500 Bopd and 132,500 – 134,000 Boepd for oil and total volumes, respectively
•Expect total capital expenditures of ~$272 million for the third quarter, inclusive of ground game, but excluding non-budgeted and other capital expenditures
•Tightening annual capital expenditure guidance range to $950 – $1,025 million

UINTA ROYALTY AND MINERAL ACQUISITION

In August 2025, NOG closed on its acquisition of royalty and mineral interests, representing approximately ~1,000 net royalty acres (~8,000 royalty acres standardized to 1/8th royalty) located primarily in Duchesne and Uintah Counties, UT for a purchase price of $98.3 million in cash, subject to typical post-closing adjustments. The acquisition was funded with a previously placed $9.8 million acquisition deposit, cash on hand, operating free cash flow and borrowings under the Company’s revolving credit facility.

Production for the properties for 2026 is expected to average approximately ~900 boe per day (2-stream, ~85%+ oil), with the expectation of steady production growth on the properties over a multi-year period. De minimis capital expenditures are anticipated on a go-forward basis. NOG hedged a significant portion of the oil production at signing.

The acquired assets include over 400 gross locations and represent an average net revenue interest of approximately 1.3% on an 8/8ths basis across all acquired spacing units. This transaction increased NOG’s average effective NRI from 80% to 87% across the Company’s Uinta properties. SM Energy operates on substantially all of the acreage. NOG’s acquisition underwriting ascribed value to just the future locations in the current proposed drilling plan. Given the stacked pay of the Uinta Basin, the acquired assets contain significant additional inventory and upside.

GROUND GAME ACQUISITIONS

NOG’s signature ground game program notched another sequential increase deploying $59.8 million of acquisition and development capital with 22 transactions and three trades across all four of the Company’s basins, adding over 2,500 net acres and 5.8 net wells.

In addition, NOG executed on multiple trades aimed at high-grading its acreage position across the Williston and Uinta Basins with several operators, and executed another joint development agreement across seven extended-lateral drilling units in the Williston Basin with a private operator.

Year to date, the Company has deployed over $95.8 million of acquisition and development capital across more than 50 ground game transactions, adding over 11.6 net wells and 6,100 net acres with incremental locations across all of NOG’s active basins.

MANAGEMENT COMMENTS

“The variety of acquisition types comprising the third quarter’s transactions highlight several of our key strategic advantages: technical knowledge of our basins of operation, and the ability to leverage proprietary knowledge of future development on our existing properties driving our ability to acquire additional revenue and working interests overlaying our land positions,” commented Nick O’Grady, Chief Executive Officer of NOG. “The Uinta royalty transaction, in particular, will further lower our breakevens in an already low-cost basin. Finally, well performance on our base assets continues to exceed expectations across the board, driving increased guidance. This, combined with a robust backlog of growth opportunities, continues to set NOG up well as we head into 2026.”

BUSINESS UPDATE AND GUIDANCE

Well performance has materially exceeded Company expectations across all four basins. Additionally, NOG saw a significant increase in development on its acreage throughout the third quarter with strong completions as the Company exited the third quarter. Despite increased completion activity in the quarter, the D&C list still increased by 0.3 net wells, building low-breakeven momentum into year-end.

For the quarter, activity was in line with expectations with reduced oil production and continued growth in gas production. The Company expects total capital expenditures of approximately $272 million for the third quarter, driven primarily by robust ground game success. Total production is expected to be ~131,000 Boepd in 3Q, with oil production approximately 72,200 – 72,300 Bopd, which the Company expects to mark the low period for the year.
Given the significantly stronger than expected well performance, as well as the increase in development activity, NOG’s production volumes are poised to increase significantly as it exits 2025. As a result, NOG is increasing annual production guidance as shown in the table below. In addition, the Company is tightening its annual capital expenditure guidance range.

UPDATED 2025 FULL YEAR PRODUCTION AND CAPITAL EXPENDITURE GUIDANCE

	Prior	Current
Total Production (Boepd)	130,000 – 133,000	132,500 – 134,000
Oil Production (Bopd)	74,000 – 76,000	75,000 – 76,500
Total Capital Expenditures ($MM)	$925 - $1,050	$950 - $1,025

UPDATE ON HEDGING AND OTHER MATTERS

In the third quarter, the Company recorded unrealized mark-to-market gains on derivatives of approximately $15.4 million, driven by changes to the value of the Company’s derivatives portfolio. Realized hedge gains were an estimated $55.4 million, driven by the Company’s natural gas, crude oil and basis hedges.

The Company continues to execute its policy of protecting its capital program by periodically entering into financial derivative instruments with counterparties to lock in future commodity prices on a portion of its expected production. The Company has successfully continued to increase its hedge portfolio at attractive prices. As of the date of this release, the Company had an average of over 50,000 barrels per day of oil hedged for the fourth quarter of 2025, an average of over 48,000 barrels per day of oil hedged for the first quarter of 2026 and an average of over 35,000 barrels per day of oil hedged for calendar 2026, through a combination of swaps and collars. Additionally, NOG has an average of over 230 MMBtu per day of natural gas hedged for the fourth quarter of 2025, an average of over 220 MMBtu per day of natural gas hedged for the first quarter of 2026 and an average of over 200 million MMBtu per day of natural gas hedged for calendar 2026, through a combination of swaps and collars. An updated copy of NOG’s hedge tables can be found below.

The following table summarizes NOG’s open crude oil derivative contracts scheduled to settle after September 30, 2025.

Crude Oil Contracts (1)
	Swaps		Collars
Contract Period	Volume (Bbls)	Weighted Average Price ($/Bbl)	Volume Floor (Bbls)	Volume Ceiling (Bbls)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)
2025:
Q4	3,029,836	$72.37	1,791,487	2,278,511	$69.15	$77.55
2026:
Q1	1,931,876	$69.88	2,446,789	3,121,226	$62.94	$72.98
Q2	1,360,841	67.99	1,563,977	2,245,907	63.55	71.35
Q3	1,494,567	68.93	1,121,163	1,810,587	65.01	72.33
Q4	1,494,567	68.91	1,121,163	1,810,587	65.01	72.33
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(1)Includes derivative contracts entered into through October 17, 2025. This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table does not include basis swaps. For additional information, see Note 10 to our financial statements included in our Form 10-Q to be filed with the SEC for the quarter ended September 30, 2025 on or around November 7, 2025.

The following table summarizes NOG’s open gas commodity derivative contracts scheduled to settle after September 30, 2025.

Natural Gas Contracts (1)
	Swaps		Collars
Contract Period	Volume (MMBTU)	Weighted Average Price ($/MMBTU)	Volume Floor (MMBTU)	Volume Ceiling (MMBTU)	Weighted Average Floor Price ($/MMBTU)	Weighted Average Ceiling Price ($/MMBTU)
2025:
Q4	11,793,257	$4.02	10,250,466	10,250,466	$3.20	$4.85
2026:
Q1	8,450,000	$4.07	11,613,249	11,613,249	$3.36	$4.94
Q2	6,900,000	3.91	11,694,706	11,694,706	3.37	4.93
Q3	6,900,000	3.99	11,084,706	11,084,706	3.39	4.89
Q4	7,655,000	4.22	9,809,642	9,809,642	3.40	5.16
2027:
Q1	450,000	$3.04	2,515,000	2,515,000	$3.23	$5.12
Q2	460,000	2.96	1,380,000	1,380,000	3.00	3.86
Q3	460,000	2.96	1,380,000	1,380,000	3.00	3.86
Q4	455,000	2.96	915,000	915,000	3.00	3.86
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(1)Includes derivative contracts entered into through October 17, 2025. This table does not include volumes subject to swaptions and call options, which are natural gas derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table does not include basis swaps. For additional information, see Note 10 to our financial statements included in our Form 10-Q to be filed with the SEC for the quarter ended September 30, 2025 on or around November 7, 2025.

The following table summarizes NOG’s open NGL commodity derivative swap contracts scheduled to settle after September 30, 2025.

NGL Contracts
	Swaps
Contract Period	Volume (BBL)	Weighted Average Price ($/BBL)
2025:
Q4	133,400	$36.71
2026:
Q1	92,250	$36.00
Q2	106,925	33.32
Q3	96,600	33.03
Q4	80,500	33.32
2027:
Q1	65,250	$32.30
Q2	59,150	30.73
Q3	57,500	30.69
Q4	52,900	30.87

IMPAIRMENT UPDATE

NOG accounts for its assets under the full-cost method under SEC guidelines, as opposed to the successful efforts method, which does not perform price-based asset tests. Driven by lower recent average oil prices, NOG expects to record a non-cash impairment charge of $310 to $330 million in the third quarter of 2025 under the “ceiling test” of the full cost pool on its assets. This non-cash charge will have no impact on cash flows.

ABOUT NOG

NOG is a real asset company with a primary strategy of acquiring and investing in non-operated minority working and mineral interests in the premier hydrocarbon producing basins within the contiguous United States. More information about NOG can be found at www.noginc.com.

PRELIMINARY INFORMATION

The preliminary unaudited third quarter 2025 financial and operating information included in this press release (including with respect to acquisitions, production, development activity, hedging, non-cash impairment charges, and other matters) are based on estimates and subject to completion of NOG’s financial closing procedures. Such information has been prepared by management solely based on currently available information. The preliminary information does not represent and is not a substitute for a comprehensive statement of financial and operating results, and NOG’s actual results may differ materially from these estimates because of final adjustments, the completion of NOG’s financial closing procedures, and other developments after the date of this release.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding NOG’s financial position, common stock dividends, including any increases thereto, business strategy, plans and objectives of management for future operations and industry conditions are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.
Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on NOG’s properties and properties pending acquisition, the effects of the COVID-19 pandemic and related economic slowdown, NOG’s ability to acquire additional development opportunities, changes in NOG’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which NOG conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, NOG’s ability to consummate any pending acquisition transactions (including the transactions described herein), other risks and uncertainties related to the closing of pending acquisition transactions (including the transactions described herein), NOG’s ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products, services and prices.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. NOG does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.
CONTACT:

Evelyn Leon Infurna
Vice President of Investor Relations
(952) 476-9800
ir@noginc.com